Exhibit 99.1

Grace News

Media Relations	Investor Relations
William Corcoran	Susette Smith
T + 1 410.531.4203	T + 1 410.531.4590
E william.corcoran@grace.com	E susette.smith@grace.com

GRACE AND CO-PROPONENTS FILE JOINT PLAN OF REORGANIZATION

AND DISCLOSURE STATEMENT

Columbia, Maryland – September 19, 2008  – W. R. Grace & Co. (NYSE: GRA) today announced that it has filed a Plan of Reorganization and an accompanying Disclosure Statement with the U.S. Bankruptcy Court in Delaware. The Official Committee of Asbestos Personal Injury Claimants, the Representative for Future Asbestos Personal Injury Claimants, and the Official Committee of Equity Security Holders are co-proponents of the Plan. The documents are consistent with the terms of the previously announced asbestos personal injury settlement.

“Today’s filing brings Grace an important step closer to resolving its asbestos-related liabilities and exiting Chapter 11,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “It’s an equitable plan that enjoys wide-spread support.  People who have been injured by asbestos exposure will be fairly compensated while employees and shareholders retain control of a financially strong company that is poised to succeed in today’s challenging global marketplace.”

A hearing on the Disclosure Statement is scheduled to begin on October 27, 2008.

The Plan of Reorganization and the Disclosure Statement, with certain exhibits, will be available on the Company’s website at www.grace.com. Subsequent Plan related documents will be made available at this site as they are filed. Grace and most of its domestic subsidiaries filed petitions for reorganization under Chapter 11 of the United States Bankruptcy code on April 2, 2001. This action was taken to determine Grace’s asbestos-related liabilities and protect the long-term value of its businesses.  On April 7, 2007, Grace announced that it reached an agreement in principle to resolve all present and future asbestos-related personal injury claims, the terms of which are reflected in the Plan.  The Plan supersedes plans of reorganization previously filed by Grace, and jointly by the asbestos personal injury committee and future claimants’ representative, respectively.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. With annual sales of more than $3.1 billion, Grace has about 6,500 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

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